CONFIDENTIAL	4/15/2011

EXHIBIT 10.39

Memorandum of Understanding

between InterComponentWare AG (ICW AG) and its subsidiary, InterComponentWare, Inc.(“ICW”) and CareAdvantage, Inc., (“CAI”)

ICW AG and CAI establish this Memorandum of Understanding (“MOU”) to serve as a document that fosters an ongoing relationship and advances cooperation between the parties regarding the subject matter of this MOU.

Section 1 – Effect of this MOU:

A.
The parties agree that, except as set forth in Sections 1, 2, 3, 5, and 8, the provisions of this MOU are not binding on, and do not create legal rights or obligations on the part of either party. The parties hereby acknowledge and agree that either party may unilaterally terminate all negotiations any time without any obligation or liability for such termination by giving the other party written notice. The parties agree to proceed at their own risk and expense regarding the subject matter of this MOU until the execution of one or more definitive agreements or the termination of this MOU, whichever is earlier. Nothing in this MOU, however, will exclude any liability one party would otherwise have to the other party in respect of any statements made fraudulently.

Section 2 – CAI Professional Services:

A.	ICW AG and CAI will enter into a Professional Services Agreement and Statement of Work (“SOW”) under the following terms:

i.
CAI will provide two (2) Full Time Equivalents (FTE) (one working day equals eight (8) hours) for care management business process, technical data management processes and services and clinical process consulting services to ICW AG on an as needed basis for the balance of April, the month of May and the Month of June 2011. Services begin no later than April 18, 2011. The monthly fees paid to CAI for those services will be due April 18, 2011- $40,000, May 1, 2011 - $80,000, June 1, 2011 - $80,000. Travel expenses will require prior approval by ICW AG and reimbursed to CAI on a monthly basis. The total fixed amount paid during this period will be $200,000 plus any applicable travel expenses. The fees are due to CAI whether or not ICW AG fully utilizes the services provided. ICW AG is entitled to roll-over a maximum of 20 unused man-days to the next month, in no case shall the total rollover exceed 20 man days. CAI will provide adequate time sheets showing work performed to ICW AG.

ii.
CAI agrees that ICW AG shall own all right, title, and ownership in and to all Work Product (as defined below) including, without limitation, all copyright, patent, trade secret, and other intellectual property rights pertaining thereto.  CAI shall grant, assign, and transfer to ICW AG, at the time of creation, without requirement of further consideration, and free from any claim or

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lien or retention of rights, all right, title and interest it may have in the Work Product.  The parties agree that Work Product that is a work of authorship shall be considered “work made for hire” as defined in the U.S. Copyright Act.  ICW AG shall have the right, at its own expense, to obtain and hold in its own name copyright registration, patents, and such other protections as may be appropriate with respect to such Work Product.  CAI agrees, upon request of ICW AG from time to time, to promptly execute such assignments or conveyances of interest as may be necessary to give full and proper effect to CAI's assignment to ICW AG, and ICW AG's ownership of, all rights in the Work Product.  “Work Product” shall mean any tangible or intangible material, ideas, inventions, discoveries, know-how, information, developments, specifications, drawings, know-how, documentation, works of authorship, programs (including source code), program summaries, program listings, program logic, programming tools, specifications, flow charts, screen designs, file formats, drawings, manuals, reports, user guides, operation guides, installation guides, other documentation or programming materials, and all other creative works or compilations, or any improvements to any of the foregoing, expressed in writing or any other recorded form (including, but not limited to, digital form), and whether or not protectable by patent, trademark, copyright, trade secret, or other applicable law, that are prepared, created, reduced to practice or developed by or on behalf of CAI, (or any CAI employee), or CAI's agents, alone or jointly with ICW AG personnel or other persons, in connection with the performance of the Professional Services.

iii.
Notwithstanding any provision of Subsection ii to the contrary, “Work Product” shall not include any tangible or intangible material, ideas, inventions, discoveries, know-how, information, developments, specifications, drawings, know-how, documentation, works of authorship, programs (including source code), program summaries, program listings, program logic, programming tools, specifications, flow charts, screen designs, file formats, drawings, manuals, reports, user guides, operation guides, installation guides, other documentation or programming materials, and all other creative works or compilations, or any improvements to any of the foregoing, expressed in writing or any other recorded form (including, but not limited to, digital form), and whether or not protectable by patent, trademark, copyright, trade secret, or other applicable law, that are prepared, created, reduced to practice or developed by or on behalf of CAI, (or any CAI employee), or CAI's agents, alone or jointly with ICW AG personnel or other persons that relates to CAI’s RPNavigator Software.

B.	Further terms and conditions will be defined in a separate Professional Services Agreement.

C.
Upon mutual agreement of the parties, further due diligence from ICW AG on CAI, and contingent upon execution of a contract for RPNavigator by Geisinger Health Plan by June 30, 2011, the Professional Services Agreement, described in Section 2 may be extended for an additional term of three (3) months (July, August and September 2011) at the same rates and capacity. (Two (2) FTEs at $40,000/FTE/month).

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Section 3 – License of CAI Care Management Specifications and Care Plans:

A.
ICW AG agrees to purchase a license to the CAI Care Management Specifications (“Specifications”) and 12 Care Management Plans (ICW AG choice of plans) under a worldwide perpetual, royalty free license for a total payment of $175,000. Annual maintenance fees for updating the Care Management Plans is not included in the license payment. ICW AG agrees to pay $125,000 at execution of the MOU and receipt of Specifications to cover the first thirty (30) day cash requirement. The remaining payment of $50,000 will be paid thirty (30) days from execution of the license agreement and with receipt of the 12 Care Management Plans.

B.	Further terms and conditions will be defined in a separate license agreement.

Section 4 – Loan Discussion:

A.
The parties have discussed entering into a loan agreement at the end of the term of the original SOW or its extension. ICW AG is willing to consider a loan to CAI up to a maximum of $700,000 for a period of 24 months. This loan is subject to the results of the SOW deliveries, market conditions and a final approval of the Supervisory Board of ICW AG.

B.	Further details are subject to a final agreement between the parties.

C.	Discussions have included the following parameters:

•	Monthly repayments shall begin on month thirteen (13) and be made in twelve (12) equal monthly installments of principal and interest through month twenty-four (24).

•	Interest shall begin accruing on day one of loan payouts at the rate of Prime plus 1%.

•	ICW AG shall also receive stock warrants for no consideration within 3 months after the loan is extended to CAI for an amount no less than 10% of the outstanding shares of CAI at the time of the loan.

Section 5 – Reseller Agreement for CAI’s RPNavigator Software and Escrow Provisions:

A.	ICW and CAI will enter into a Reseller Agreement to allow ICW to resell CAI’s RPNavigator Software. Included in this agreement shall be the following Source Code Escrow provisions:

B.
CAI shall deposit, at ICW’s expense, with Iron Mountain Intellectual Property Management, Inc. the latest version of the Source Code, its documentation and related materials for the RPNavigator Software, which Source Code, documentation and related materials are sufficient for a reasonably skilled software engineer to engage in all activities required to enable a customer to use the software and ICW to maintain and support the software. ICW acknowledges that CAI will not deposit with Iron Mountain Intellectual Property Management, Inc. any materials licensed from 3M Company and certain other third parties.

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C.	Trigger Events. Source Code, including any copies thereof, may be released to ICW under the following triggers:

•	CAI files petition for bankruptcy

•	CAI forced into involuntary bankruptcy

•	CAI is acquired by another company

•	CAI ceases operations

•	CAI defaults on loan from ICW (only applies during the loan period)

D.	If one or more Trigger Events occur, ICW has right to a release of the Source Code under the following conditions:

•
During the term of the reseller agreement and in the absence of any loan agreement entered into between the parties, ICW has the rights to receive Source Code to install, support, maintain and allow customers to use RPNavigator for any executed license or subscription agreements entered into up to the date of a Trigger Event or subsequent license or subscription agreements entered after the Trigger Event with any active prospects which are determined by the parties and memorialized in writing prior to the date of the Trigger Event. ICW will pay $* per unique member per month to CAI during the term of any license or subscription agreements entered into under this paragraph.

•
During the term of the Loan Agreement and thereafter, ICW gets the Source Code to install, support, maintain and allow customers to use RPNavigator for any executed license or subscription agreements entered into up to the date of a Trigger Event or subsequent license or subscription agreements entered after the Trigger Event with any active prospects which are determined by the parties and memorized in writing up to the date of the Trigger Event. No additional payments to CAI apply.

Section 6 – Additional Escrow Provisions:

A.	If an Escrow Trigger Event occurs during the Loan Agreement period, ICW AG has the following options as it relates to the RPNavigator Source Code:

i.	Exercise rights under the Escrow Agreement.

ii.
In lieu of exercising their rights under the Escrow Agreement, ICW AG may choose to pay CAI the sum of the difference between $1.5 million and the sum of all funds paid or loaned to CAI during the SOW period and the Loan Agreement period in exchange for a copy of the Source Code for RPNavigator and the balance of the CAI Care Plans (at the date of this agreement 33 other CAI Care Plans exist) and all applicable documentation. Under this option ii, ICW AG will have global unlimited nonexclusive rights to sell, license, distribute, maintain, modify, enhance and use the software; and the loan indebtedness will be cancelled.

* Portions of this page have been omitted pursuant to Confidential Treatment Request and filed separately with the Commission.

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Section 7 – ICW Ability to Hire CAI Employees:

A.	If CAI is in default or ceases operations for any reason, ICW is entitled to approach five (5) named key CAI personnel and offer them employment at ICW. Those employees are *, *, *, *, and *.

Section 8 – Miscellaneous Terms

A.
Confidentiality. The parties agree that the Mutual Non-Disclosure Agreement signed between ICW, and CAI, dated October 26, 2010 (the "NDA") shall govern all exchanges of Confidential Information (as such term is defined in the NDA) between the parties under this MOU.

B.
Independent Contractors. The parties are independent contractors. Neither party has the right, power or authority to, and shall not, assume or create any obligation, enter into any agreement or incur any liability of any nature whatsoever, for or on behalf of the other party or bind the other party in any respect whatsoever. This MOU shall not be interpreted or construed to create an association, agency, joint venture, or partnership between the parties or to impose any liability attributable to such a relationship upon either party.

C.	Governing Law. This MOU shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflict of laws provisions.

D.
Limitation of Liability and Consequential Damages Waiver. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EXCEPT FOR A MATERIAL BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS HEREUNDER (OR UNDER THE NDA (DEFINED BELOW) OR A VIOLATION OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHER THEORY OF LAW FOR ANY DIRECT, INCIDENTAL, INDIRECT, PUNITIVE, SPECIAL, OR CONSEQUENTIAL LOSS OR DAMAGES OF ANY KIND, OR FOR ANYLOSS OF USE, LOSS OF BUSINESS, OPPORTUNITY, GOODWILL OR LOSS OF PROFIT, EVEN IF THE PARTY HAS BEEN INFORMED OF THE POSSIBILITY OF SUCH LIABILITY. NOTHING IN THIS MOU SHALL LIMIT EITHER PARTY’S LIABILITY TO THE OTHER FOR DEATH OR BODILY INJURY CAUSED BY NEGLIGENCE OR OTHER WRONGFUL CONDUCT BY ITS EMPLOYEES OR AGENTS.

* Portions of this page have been omitted pursuant to Confidential Treatment Request and filed separately with the Commission.

CONFIDENTIAL	4/15/2011

Agreed and Executed this 15th day of April, 2011
INTERCOMPONENTWARE AG	CAREADVANTAGE, INC.
Altrottstrasse 31,	485A Route 1 South
69190 Walldorf	Iselin, NJ

/s/ Peter Kirschbauer	/s/ Dennis J. Mouras

Peter Kirschbauer/CEO

INTERCOMPONENTWARE AG

/s/ Mattias Gluck

Mattias Gluck/CFO

INTERCOMPONENTWARE, INC.

/s/ Jeremy Coote

Jeremy Coote/CEO